Exhibit 99.1

SMG Industries, Inc. Reports 2020 Second Quarter and Six-Month Financial Results

HOUSTON, TX, Aug. 17, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- SMG Industries, Inc. (the “Company”) (OTCQB:SMGI), a growth-oriented transportation services and industrial services business operating in the Southwest United States, today reported financial results for its second quarter and six month period ended June 30, 2020.

Second Quarter Financial Highlights:

•           Revenues increased approximately 671% to $8,439,366 for the 3 months ended June 30, 2020, compared to the three months ended June 30, 2019,

•           Net loss was $3,258,985 for the 3 months ended June 30, 2020, compared to a net loss of $980,910 for the 3 months ended June 30, 2019,

•           Total Assets grew 408% to $32,717,859 in the second quarter ended June 30, 2020 compared to $6,431,384 at year ended 2019, and,

•           The Company continues to move forward with its “buy and build” growth strategy seeking to acquire additional transportation and industrial services companies that are immediately accretive.

Mr. Matt Flemming, Chief Executive Officer of SMG, stated, “While the Company generated substantial increase in its revenues of over 600% during the second quarter 2020, resulting from the February 27, 2020 acquisition of 5J, the second quarter was significantly affected by the COVID-19 pandemic, declining oil prices and lower economic activity during the period, partially offset by the Company’s shift in focus to transportation services including the heavy haul trucking business.” Mr. Flemming continued, “The Company currently anticipates improved results in the third quarter 2020 based on customer feedback, its diversification further into the heavy haul trucking, the establishment of a super heavy haul division and the benefits from the business realignment into two segments of Transportation Services and Industries Services.”

Selected Three Months Ended June 30, 2020 data

Sales for the three months ended June 30, 2020 were $8,439,366, an increase of approximately 671%, from $1,094,181 for the three months ended June 30, 2019. The increase in revenues for the three months ended June 30, 2020 was primarily attributable to the additional revenues of the 5J acquisition, not present in the year ago comparable period.

During the three months ended June 30, 2020, cost of sales increased as a percentage of sales to 110% of revenues, or $9,310,712, compared to 82% of revenues or $896,600 for the comparable 2019 period. The increase in cost of sales as a percentage of revenues is primarily the result of the increased non-cash depreciation cost added from the asset heavy 5J acquisition not present in the year ago comparable period. Non-cash depreciation expense within cost of sales was approximately

$1,540,000.

For the three months ended June 30, 2020, selling, general and administrative expenses were $1,271,366, or 15% of sales representing an increase of $446,552 from $824,814 or 75% of sales for the three months ended June 30, 2019. This decrease in selling, general and administrative expenses in the second quarter of 2020 over the second quarter of 2019 was primarily due to higher sales covering more fixed cost within selling, general and administration expenses, partially offset by higher insurance expenses, professional fees and bad debt expense of $100,690 during second quarter ended June 30, 2020.

During the three months ended June 30, 2020, we incurred a net loss attributable to common shareholders of $3,347,958 or $0.19 per basic and diluted earnings per share. For the three months ended June 30, 2019, we incurred a net loss attributable to common shareholders of $980,910 or $0.07 per basic and diluted earnings per share. The net loss in the three months ended June 30, 2020, resulted primarily from higher cost of revenues and resulting in a loss from operations as well as higher interest expenses, compared to the three-month period ended June 30, 2019. The basic weighted average number of shares of common stock outstanding was 17,380,108 and 13,935,281 for the three months ended June 30, 2020 and 2019, respectively.

Selected Six Months Ended June 30, 2020 data

Sales for the six months ended June 30, 2020 were $14,415,766, an increase of 406%, from $2,846,885 for the six months ended June 30, 2019. The increase in revenue for the six months ended June 30, 2020 is primarily attributable to the additional revenues of the 5J acquisition, not present in the year ago comparable period.

During the six months ended June 30, 2020 we incurred a net loss of $6,238,216, or $0.39 per basic and diluted earnings per share. For the six months ended June 30, 2019 we incurred a net loss of $1,691,172 or $0.13 per basic and diluted earnings per share. The net loss in the six month period ended June 30, 2020 resulted primarily from higher cost of revenue resulting in loss from operations as well as higher interest expenses including higher non-cash expenses of depreciation and amortization of debt discount, compared to six month period ended June 30, 2019.

As of June 30, 2020, our total assets were $32,635,683, comprised of $954,016 in cash and restricted cash, $6,011,962 in accounts receivable, $192,077 in inventory, other current assets of $681,437, $21,604,795 in net property and equipment, and $126,244 in net intangible assets. This is an increase in total assets of $26,204,299 over the total assets at December 31, 2019 of $6,431,384.

Our net increase in cash for the six months ended June 30, 2020 was $923,662, as compared to a net cash increase of $110,438 in the six months ended June 30, 2019.

At June 30, 2020 and December 31, 2019, we had cash and cash equivalents of $954,016 and $112,046, respectively. Based on the company’s recent acquisition of 5J, current revenue trends, customer feedback, anticipated gross margin improvement from cost cutting measures implemented, along with anticipated new growth from cross selling our customers, we believe cash flow is likely to improve during the remainder of 2020. Currently, the Company is pursuing additional and potentially accretive acquisitions in 2020 targeting Transportation and Industrial Services.

Additional information including the Company’s financial statements, footnotes and management’s discussion and analysis can be found in the second quarter 2020 report filed in the Form 10-Q on August 14, 2020.

SMG INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$552,759	$30,354
Restricted cash	401,257	-
Accounts receivable, net of allowance for doubtful accounts of $254,038 and $254,483 as of June 30, 2020 and December 31, 2019, respectively	6,011,962	1,172,697
Cost in excess of billings	-	71,185
Inventory	192,077	129,959
Prepaid expenses and other current assets	1,522,248	300,067

Total current assets	8,680,303	1,704,262

Property and equipment, net of accumulated depreciation of $3,115,775 and $957,703 as of June 30, 2020 and December 31, 2019, respectively	21,604,795	4,309,913
Other assets	681,437	19,809
Right of use assets - operating lease	1,625,080	266,158
Intangible assets, net of accumulated amortization $23,756 and $18,758 as of June 30, 2020 and December 31, 2019, respectively	126,244	131,242

Total assets	$32,717,859	$6,431,384

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,945,079	$2,129,475
Accrued expenses and other liabilities	2,938,930	591,619
Right of use liabilities - operating leases short term	452,362	113,479
Right of use liabilities - finance leases short term	12,800	47,382
Deferred revenue	30,000	36,379
Secured line of credit	3,032,756	845,036
Current portion of note payable - related party	-	98
Current portion of unsecured notes payable	1,925,450	310,879
Current portion of secured notes payable, net	4,479,813	1,692,775
Current portion of convertible note, net	50,000	-

Total current liabilities	15,867,190	5,767,122

Long term liabilities:
Convertible note payable, net	1,226,856	260,926
Notes payable - unsecured, net of current portion	2,026,286	-
Notes payable - secured, net of current portion	14,790,354	1,135,790
Right of use liabilities - operating leases, net of current portion	1,216,879	164,679
Right of use liabilities - finance leases, net of current portion	18,037	24,315
Total liabilities	35,145,602	7,352,832

Commitments and contingencies

Stockholders' deficit
Preferred stock 1,000,000 shares authorized:
Series A preferred stock - $0.001 par value; 2,000 shares authorized; 2,000 and no shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	2	2
Series B convertible preferred stock - $0.001 par value; 6,000 shares authorized; 6,000 and no shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	6	-
Common stock - $0.001 par value; authorized 25,000,000 shares as of June 30, 2020 and December 31, 2019; issued and outstanding 17,380,108 and 14,881,372 at June 30, 2020 and December 31, 2019, respectively	17,380	14,881
Additional paid in capital	9,616,706	4,756,194
Accumulated deficit	(12,061,837)	(5,692,525)

Total stockholders' deficit	(2,427,743)	(921,448)

Total liabilities and stockholders' deficit	$32,717,859	$6,431,384

The accompanying notes are an integral part of these unaudited consolidated financial statements

SMG INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2020 and 2019

(unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

REVENUES	$8,439,366	$1,094,181	$14,415,766	$2,846,885

COST OF REVENUES	9,310,712	896,600	15,321,348	2,377,315

GROSS PROFIT	(871,346)	197,581	(905,582)	469,570

OPERATING EXPENSES:
Selling, general and administrative	1,271,366	824,814	3,769,270	1,663,438

Total operating expenses	1,271,366	824,814	3,769,270	1,663,438

LOSS FROM OPERATIONS	(2,142,712)	(627,233)	(4,674,852)	(1,193,868)

OTHER INCOME (EXPENSE)
Interest expense, net	(1,212,248)	(236,411)	(1,659,339)	(380,038)
Other income	94,746	-	94,746	-
Other expense	(9,000)	-	(9,000)	-
Loss on settlement of liabilities	-	(105,258)	-	(105,258)
Gain (loss) on sale of assets	10,229	(12,008)	10,229	(12,008)

Total other income (expense)	(1,116,273)	(353,677)	(1,563,364)	(497,304)

NET LOSS	(3,258,985)	(980,910)	(6,238,216)	(1,691,172)

Preferred stock dividends	(88,973)	-	(131,096)	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,347,958)	$(980,910)	$(6,369,312)	$(1,691,172)

Net loss per common share
Basic	$(0.19)	$(0.07)	$(0.39)	$(0.13)
Diluted	$(0.19)	$(0.07)	$(0.39)	$(0.13)

Weighted average common shares outstanding
Basic	17,380,108	13,935,281	16,537,993	13,068,921
Diluted	17,380,108	13,935,281	16,537,993	13,068,921

The accompanying notes are an integral part of these unaudited consolidated financial statements

SMG INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2020 and 2019

(unaudited)

	June 30,	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,238,216)	$(1,691,172)
Adjustments to reconcile net loss to net
cash used in operating activities:
Stock based compensation	5,790	72,869
Depreciation and amortization	2,167,924	172,400
Amortization of deferred financing costs	333,188	192,608
Amortization of right of use assets - operating leases	151,975	82,120
Impairment expense	-	12,300
Loss on settlement of liabilities	-	105,258
Gain (loss) on disposal of assets	10,229	(12,008)
Changes in:
Accounts receivable	3,409,633	(133,847)
Inventory	(62,118)	1,136
Prepaid expenses and other current assets	310,980	(62,597)
Other assets	-	10,038
Accounts payable	(4,268,889)	713,437
Accounts payable related party	-	61,173
Accrued expenses and other liabilities	2,154,861	151,022
Right of use operating lease liabilities	(119,814)	(80,120)
Deferred revenue	(6,379)	(39,877)
Net cash used in operating activities	(2,150,836)	(445,260)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of 5J Entities, net	(6,320,168)	-
Cash paid for acquisition of Trinity Services, LLC	-	(449,051)
Cash paid for purchase of property and equipment	(101,623)	(116,682)
Net cash used in investing activities	(6,421,791)	(565,733)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of deferred financing costs	(239,558)	-
Proceeds from secured line of credit, net	2,373,315	772,367
Proceeds from notes payable	7,231,710	280,000
Payments on notes payable	(1,152,941)	(267,473)
Payments on ROU liabilities - finance leases	(40,860)	(30,681)
Proceeds from sales of common stock	-	359,000
Proceeds from notes payable, related party	10,400	125,239
Payments on notes payable, related party	(35,777)	(146,021)
Proceeds from convertible notes payable	1,350,000	50,000
Payments in MG Cleaners acquisition - related party	-	(21,000)
Net cash provided by financing activities	9,496,289	1,121,431
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	923,662	110,438

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	30,354	1,608

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$954,016	$112,046

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Cash paid for interest	$221,140	$188,204

Noncash investing and financing activities
Capitalization of ROU assets and liabilities - finance	$-	$43,888
Capitalization of ROU assets and liabilities - operating	$-	$352,785
Non-cash consideration paid for business acquisition	$4,378,000	$-
Non-cash consideration paid for increase in secured notes payable	$5,840,622	$-
Non-cash consideration paid for prepaids from debt financing	$331,065	$-
Non-cash consideration paid for secured notes payable	$155,729	$-
Intangible assets acquired from issuance of note payable, related party	$-	$1,800,000
Debt discount from issuance of common stock warrants	$59,439	$165,094
Preferred stock dividend	$131,096	$-
Expenses paid by related party	$25,279
Settlement of accounts payable with common stock issuance	$-	$8,572
Settlement of notes payable with common stock issuance	$-	$102,274
Shares issued for deferred financing costs	$419,788	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

SMG Industries, Inc.

Reconciliation of EBITDA (a non-GAAP measure)

	Pro forma*
	Consolidated	Consolidated
	1st Quarter 2020	2nd Quarter 2020
	Results	Results
NET LOSS	$(2,830,745)	$(3,258,986)

EBITDA adjustments
Interest	$581,203	$1,005,112
Taxes	$19,591	$(189,480)
Depreciation & Amortization	$1,629,386	$1,681,312
Non-Cash Stock Awards	$2,895	$2,895
Other one time or non operating expenses Acquisition costs	$1,490,358	$(941)
Finance Fees	$10,000	$-
Legal Fees Related to	$12,500	$-
Acquisition
Other Legal Fees &	$4,500	$19,335
Acquisition costs
Other Interest charges	$6,195	$96,659

Adjusted EBITDA	$925,884	$(644,094)

*Pro forma illustrates acquisition of 5J occuring Jan 1 2020 not actual date of Feb 27, 2020

About SMG Industries, Inc.: SMG Industries is a growth-oriented transportation and industrial services company that operates throughout the Southwest United States. Through its Transportation Services segment, the Company’s wholly-owned subsidiaries 5J Trucking, 5J OFS and 5J Specialized (together “5J”) offers heavy haul, super heavy haul, hot shot, and drilling rig mobilization services. 5J’s over-dimensional permitted jobs can support up to 500 thousand pound loads which include wind energy, power generation components, bridge beams, compressors, refinery and construction equipment. The Company’s Industrial Services segment has two wholly owned subsidiaries MG Cleaners and Trinity Services offering industrial strength proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue® ), cleaning equipment and services and repair crews. Trinity Services offers construction services including multi-well pads, lease roads and pit closures. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Floresville, Odessa, Palestine, and Waskom, Texas. Read more at www.SMGindustries.com and www.MGCleanersllc.com and www.5Jtrucking.net.

Contact:

Matthew Flemming, SMG Industries, Inc. +713-821-3153